Exhibit 10.23

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

AMENDED AND RESTATED

TECHNOLOGY LICENSE AGREEMENT

THIS AMENDED AND RESTATED TECHNOLOGY LICENSE AGREEMENT (the “License Agreement”) is made and entered into as of October 29, 2010 (the “Effective Date”) by and between Dot Hill Systems Corp., a Delaware corporation (“Dot Hill”) having its principal place of business located at 1351 S. Sunset Street, Longmont, Colorado 80501 and NetApp, Inc. (formerly known as Network Appliance, Inc.), a Delaware corporation, having its principal place of business located at 495 East Java Drive, Sunnyvale, California 94089, and NetApp Holding and Manufacturing B.V., a Netherlands corporation formerly known as Network Appliance B.V., having its principal place of business at Vision Plaza East, Boeing Avenue 300, 1119 PZ Schiphol-RIJK, the Netherlands (NetApp, Inc. and NetApp Holding and Manufacturing B.V. are herein collectively and jointly referred to as “NetApp”). This License Agreement supersedes and replaces in its entirety the Technology License Agreement previously entered into by and between Dot Hill and NetApp, Inc. (formerly known as Network Appliance, Inc.) in October, 2007 (the “Prior TLA”). Dot Hill and NetApp may individually be referred to as a “Party” and collectively as the “Parties” in this License Agreement.

BACKGROUND:

WHEREAS, NetApp and Dot Hill previously entered into a Development and OEM Supply Contract (defined below);

WHEREAS, Dot Hill and NetApp are interested in establishing separate terms and conditions for the permitted use by NetApp and each NetApp DCM (defined below) of certain Dot Hill Technology (defined below) that is delivered by Dot Hill to NetApp for the intended development, manufacture, sale, distribution and delivery of NetApp products, as more fully set forth below; and

WHEREAS, Dot Hill and NetApp desire that this License Agreement will supersede and replace in their entirety those provisions in the Development and OEM Supply Contract which pertain to, among other things, license rights granted by Dot Hill for use of Dot Hill Technology and rights, duties and/or obligations for the establishment and maintenance of an escrow therefore, as more fully set forth below.

NOW, THEREFORE, in consideration of the terms and conditions herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dot Hill and NetApp hereby agree to the following:

AGREEMENT:

1. Definitions. For purposes of the construction and interpretation of this License Agreement, the following terms shall have the following meanings:

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1.1 “Affiliate” means any entity that controls, is controlled by, or under common control with a party, where control means the direct or indirect beneficial ownership or control of more than fifty percent (50%) of the outstanding voting interests of such entity (but only for so long as such entity meets these requirements).

1.2 “Confidential Information” of a Party means all business, technical and financial information, data, know-how, ideas and customer lists and any and all other information and material, tangible or intangible, that is owned, used obtained or maintained by such Party which provides such Party an advantage over competitors who do not know or use it and derives to such Party economic value (actual or potential) from not being generally known to the public or to other entities who can obtain economic or other value from its disclosure and use. For the avoidance of doubt, (i) Dot Hill Technology that is licensed by Dot Hill under this License Agreement shall be deemed to be Confidential Information belonging to Dot Hill and (ii) the provisions of this License Agreement shall be deemed to Confidential Information of both Parties.

1.3 “Development and OEM Supply Contract” means that certain Development and OEM Supply Agreement dated July 26, 2005, as amended.

1.4 “Dot Hill Competitor” means Xyratex, Ltd., LSI Corporation, Infortrend Technology, Inc. and/or any of their respective Affiliates and/or successors-in-interest.

1.5 “Dot Hill IPR” means all rights worldwide in and to any Dot Hill Patents, copyrights, trade secrets and semiconductor topography rights (including semiconductor mask work rights) that Dot Hill has the right to license without the payment of any royalties or other fees to any third parties and that are not otherwise available to NetApp without a license from Dot Hill, but in all cases excluding rights in trademarks, service marks, trade names, service names, and Internet domain names and other similar designations.

1.6 “Dot Hill Patents” means patents, patent applications, design patents and registrations, and utility models, along with any reissues, re-examinations, continuations, continuations-in-part, divisions and renewals thereof, which Dot Hill has the right to license as of the Effective Date without the required payment of any royalties or other fees to any third party and that are not otherwise available to NetApp without a license from Dot Hill.

1.7 “Dot Hill Technology” means those items of Technology that Dot Hill has the right to license to NetApp without the payment of royalties or other fees to third parties and that are not otherwise available to NetApp without a license from Dot Hill and which are used on the Effective Date by Dot Hill to develop, manufacture, assemble, test and support the Products. These items of Technology are identified in Schedule 1.7, Dot Hill Technology, to this License Agreement, which items may be updated upon mutual written agreement of the authorized representatives of Dot Hill (which for Dot Hill shall be the President or Senior Vice President of Engineering) and NetApp (which for NetApp shall be a Vice President of Engineering) provided, however,

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that all of the following conditions are met: (i) any such item that is to be added or updated must have been in existence as of the Effective Date (for the avoidance of doubt, these additions and updates of Technology may include, but not be limited to, undocumented processes or procedures that are being used to perform the manufacture of Products on the Effective Date); (ii) any such item to be added or updated is necessary to manufacture the Products listed on Exhibit B, Rev. 9, to the Development and OEM Supply Contract, as such Exhibit B, Rev. 9 exists on the date of the execution and delivery by the Parties of this License Agreement; (iii) Dot Hill is not required to pay royalties or other fees to any third party for any item to be added or updated; and (iv) in the Parties’ reasonable opinion, each such item had either been erroneously or incorrectly omitted from, insufficiently documented, or erroneously or incorrectly included on Schedule 1.7, Dot Hill Technology, to this License Agreement. If such authorized representatives of Dot Hill and NetApp agree to update Schedule 1.7, Dot Hill Technology, for any such item, then Dot Hill will prepare an update thereto that addresses such item of Technology and upon NetApp’s written acceptance of such update proposed by Dot Hill, it will become a part of Schedule 1.7, Dot Hill Technology. Any consent to be provided to a modification or update made to Schedule 1.7, Dot Hill Technology, by Dot Hill shall not be unreasonably withheld. Dot Hill Technology will also include items of Technology that Dot Hill may supply after the Effective Date to NetApp under the Development and OEM Supply Contract to the extent necessary to resolve a bug or defect found in Products; however, Dot Hill Technology does not and shall not include any derivatives, enhancements and/or major modifications to the Products developed by or for Dot Hill after the Effective Date or any items created after the Effective Date for which Dot Hill may derive independent economic value, separate and/or apart from the Products.

1.8 “Effective Date” shall have the meaning ascribed to such term in the introductory paragraph of this License Agreement.

1.9 “IOM” means an electronics input-output module which incorporates or makes use of any Dot Hill Technology.

1.10 “Initial Purchase Period” means the period beginning on […***…] and ending on […***…].

1.11 “License Agreement” means the base terms and conditions of this agreement, together with any exhibits which are attached hereto.

1.12 “NetApp DCM” means a third party which is authorized in writing by NetApp to manufacture products for NetApp.

1.13 “PCM” means an electronics processor controller module which incorporates or makes use of any Dot Hill Technology.

1.14 “Permitted Purposes” means the following: (i) the development of improvements to the Products (the “Improvements”); (ii) the manufacture of Products

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and Improvements thereto solely for integration into or as additions to NetApp systems, appliances and other products; (iii) the sale, distribution, servicing and support of systems, appliances and other products containing the Products or Improvements; and/or (iv) […***…].

1.15 “Product” means any Shasta, […***…] product that (i) incorporates and/or makes use of any Dot Hill Technology and (ii) is listed on Exhibit B (Product Price and Bill of Materials Breakdown) of the Development and OEM Supply Contract, as such exhibit may be updated from time to time by the parties.

1.16 “[…***…]” means any […***…] containing Dot Hill Technology that is designed by or for NetApp […***…]. Notwithstanding the foregoing, the term “[…***…]” shall not include any […***…].

1.17 “[…***…] Product” means any […***…] or any derivative products thereof, which incorporate or make use of any Dot Hill Technology and is designed […***…].

1.18 “Technology” means any and all technical information, know how, trade secrets, data, plans, schematics, drawings, design hardcopy, computer-assisted design files, specifications, vendor lists, board layouts, firmware, test scripts, quality standards, internal component test design, tooling, tooling designs, test software and documentation, process flows, and process setups and process instructions.

1.19 “Trigger Event” shall have the same meaning as is ascribed to such term in the Section 5, Definitions, of the Development and OEM Supply Contract.

2. Term. The term of this License Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with its termination provisions, shall end on the date on which the last to expire of the Dot Hill IPR can be enforced. Upon any termination of this License Agreement in accordance with its termination provisions, the term of this License Agreement will end on the effective date of such termination.

3. License Rights and Restrictions

(a) Ordinary Use. Subject to the terms and conditions of this License Agreement and the Development and OEM Supply Contract, including the fulfillment by NetApp of its obligations to pay on a timely basis all amounts due under such agreements and to comply in all respects with the requirements obligations in Exhibit J, Rev. 2 of the Development and OEM Supply Contract, Dot Hill hereby grants, on behalf of itself and its Affiliates, to NetApp a worldwide, perpetual, non-transferable (except as permitted under Section 8 (“No Assignment”), non-sublicensable, nonexclusive right

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and license […***…].

(b) Manufacturing and Other Rights. Subject to the terms and conditions of this License Agreement and the Development and OEM Supply Contract, including the fulfillment by NetApp of its obligations to pay on a timely basis all amounts due under such agreements and to comply in all respects with the requirements obligations in Exhibit J, Rev. 2 of the Development and OEM Supply Contract, Dot Hill hereby grants, on behalf of itself and its Affiliates, to NetApp a worldwide, revocable in accordance with Section 3(c), non-transferable (except as permitted under Section 8 (“No Assignment”)), royalty-free, perpetual, nonexclusive right and license, without the right to sublicense (except as set forth in Section 3(d)) under the Dot Hill IPR to […***…] to perform: (i) during the Initial Purchase Period if a Trigger Event occurs and after the expiration of the Initial Purchase Period, Permitted Purposes for […***…] Products […***…] and (ii) at all times, Permitted Purposes for […***…]. For the avoidance of doubt, […***…].

(c) Certain Rights of Revocation. Each Party acknowledges and agrees that the license rights granted to NetApp in Section 3(b) above may be revoked immediately by Dot Hill, upon written notice to NetApp, in the event of the occurrence of any of the following events:

(i) if NetApp […***…]; or

(ii) this License Agreement is terminated according to its terms due to a material breach by NetApp.

Also, upon written notice to NetApp, Dot Hill may revoke immediately the sublicense rights granted by NetApp to a sublicensee of NetApp in the event that: (1) such sublicensee improperly uses Dot Hill Technology beyond the scope of the sublicense rights described in Section 3(d) (and further described in Section 3(b) above) and (2) any such improper use remains uncured for a period of […***…] after written notice thereof. Any revocation made by Dot Hill of any NetApp rights in Section 3(b) as a result of any of the events described in Subsection 3(c)(i) and/or 3(c)(ii) above shall result in the revocation of all related sublicense rights granted by NetApp.

(d) Sublicense Rights

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(i) Scope of Rights. Subject to the provisions in this Section 3(d) and NetApp’s compliance with the other terms and conditions of this License Agreement and the Development and OEM Supply Contract, the rights granted in Section 3(b) may be sublicensed by NetApp solely to NetApp DCMs to make, within the scope of the applicable rights granted in Section 3(b), […***…] Products, […***…] and/or […***…] for sale to (1) NetApp and (2) NetApp’s Affiliates.

(ii) Other Responsibilities. Prior to the granting by NetApp of any such sublicense rights to NetApp DCMs or NetApp’s Affiliates, NetApp shall obtain the written agreement of NetApp DCMs or NetApp’s Affiliates, as applicable, to hold in confidence all Dot Hill Technology that NetApp may provide and, in the case of a grant of any sublicense rights to any NetApp DCMs, for such NetApp DCMs to use such Dot Hill Technology solely in a manner fully and entirely consistent with the rights granted in Section 3(b) and solely to make Products for sale to NetApp or NetApp’s Affiliates.

(iii) Exclusions. Notwithstanding anything to the contrary, no rights, licenses, approvals or permissions are granted under this License Agreement or given by Dot Hill to NetApp or any NetApp DCM to permit it to license, sublicense, provide, distribute or disclose during the Initial Purchase Period any Dot Hill Technology to any Dot Hill Competitor for the purpose of producing any […***…]. However, in the event that NetApp considers purchasing […***…] during the Initial Purchase Period […***…].

(e) License Restrictions. NetApp acknowledges and agrees that (i) the Dot Hill Technology is confidential to Dot Hill and (ii) NetApp shall not disclose to any third party, other than NetApp DCMs or third parties authorized in writing by Dot Hill, any Dot Hill Technology. NetApp shall not, nor shall NetApp knowingly allow any third party, to: (1) use any Dot Hill Technology, except as expressly permitted by the license rights granted under this License Agreement, or (2) reverse engineer, decompile, disassemble, or attempt to reduce to source code form any object code included in the Dot Hill Technology, except solely to the extent permitted under applicable law to achieve interoperability with hardware or software to be used therewith.

(f) No Other Rights Granted. Except as expressly set forth above in this Section 3, no right or license shall be deemed to be or have been granted, either directly or by implication, estoppel, exhaustion, doctrine of law, equity or otherwise, under any patent, trade secret, copyright or other intellectual property rights or to any Dot Hill Technology which Dot Hill may own or otherwise possess.

(g) Bankruptcy. All licenses granted to NetApp under or pursuant to this License Agreement are, and shall otherwise be deemed to be, for purposes of Section

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365(n) of the United States Bankruptcy Code, licenses to rights of “Intellectual Property Rights” as defined thereunder. Notwithstanding anything to the contrary in this License Agreement, if Dot Hill, or any of its permitted successors or assigns, becomes subject to any bankruptcy proceeding initiated by or against Dot Hill, or any of its permitted successors or assigns, under the United States Bankruptcy Code and the licenses granted to NetApp under this License Agreement are rightfully rejected in such proceeding, NetApp may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), elect at such time to retain its rights under such licenses, to the maximum extent permitted by law thereunder.

4. Ownership Rights. The terms and conditions within Section 11.5, Intellectual Property Ownership Rights, of the Development and OEM Supply Contract relating to Dot Hill’s ownership rights in Dot Hill IPR and Dot Hill Technology shall apply to Dot Hill IPR and Dot Hill Technology licensed under this License Agreement.

5. Use of Manufacturing Lines. If a Trigger Event occurs prior to […***…] and a Dot Hill DCM becomes a NetApp DCM to make Products to supply to NetApp, then any manufacture or production of such Products may, at NetApp’s option, […***…] provided, however, that:

(i) such right may be exercised only with the prior written consent of Dot Hill, which consent will not be unreasonably withheld, and only (a) if NetApp has not already established with a NetApp DCM its own manufacturing lines to make or produce Products and (b) for a period of […***…] following the date of such Trigger Event […***…]; and

(ii) with respect to such right, NetApp shall be entitled to receive […***…] that NetApp would have been entitled to receive under the Development and OEM Supply Contract, based on the application of […***…] of the Development and OEM Supply Contract thereto and determined as if NetApp had elected to purchase such Products directly from Dot Hill, instead of from another source.

Notwithstanding anything to the contrary, NetApp acknowledges and agrees that, prior to […***…], unless a Trigger Event occurs, NetApp shall have no right to […***…].

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6. Delivery of Supplier Authorizations and Dot Hill Technology

6.1 Authorizations to Make […***…] Products. No later than […***…], Dot Hill shall provide (i) a letter of authorization that is substantially in the form attached hereto as Schedule 6.1A to the entities that are listed on Schedule 6.1B, (ii) a letter of authorization that is substantially in the form attached hereto as Schedule 6.1C to the entities that are listed on Schedule 6.1D, and (iii) a letter of authorization that is substantially in the form attached hereto as Schedule 6.1E to the entities that are listed on Schedule 6.1F. If either Party discovers, after […***…] but prior to […***…], that there are any suppliers to Dot Hill of major components or services used in connection with […***…] Products supplied by Dot Hill to NetApp under the Development and OEM Supply Contract which have not been listed on Schedule 6.1B, Schedule 6.1D, or Schedule 6.1E, as applicable, and for which Dot Hill has procured such major components or services from such suppliers for use in such […***…] Products, such Party shall promptly notify the other Party thereof, and Dot Hill will, upon written request by NetApp, provide a letter of authorization at that time that is in a substantially similar form as that set forth in Schedule 6.1B, Schedule 6.1D or Schedule 6.1E, as applicable, to such supplier. For the avoidance of doubt, those components, materials, or copies of tooling or fixtures obtained or purchased by NetApp, NetApp DCMs or NetApp Authorized Service Providers (as defined in the Development and OEM Supply Contract) pursuant to and from any recipients of a letter of authorization described in this Section 6.1 shall, as between the Parties, be owned by […***…], and NetApp may […***…]. To the extent any of the foregoing were designed by or for Dot Hill, Dot Hill shall own and retain the intellectual property rights in and to such designs. For clarity, the foregoing authorizations do not provide a right to a third party to sell components, materials, tooling or fixtures which are owned by Dot Hill and in the possession of such third party.

6.2 Delivery of Dot Hill Technology. During […***…], Dot Hill shall deliver Dot Hill Technology to NetApp in accordance with mutually agreed timeframes in order to help enable NetApp to manufacture, or help enable NetApp to have NetApp DCMs manufacture for NetApp, those […***…] Products supplied by Dot Hill under the Development and OEM Supply Contract in accordance with the license rights granted and subject to the restrictions and revocation conditions set forth in Section 3 of this License Agreement. Such Dot Hill Technology will be made available by Dot Hill through Dot Hill’s Agile database or such other means if and as may be agreed by the Parties. The Parties hereby acknowledge and agree that, except for Dot Hill Technology that the Parties agree in writing will be made available by means other than through Dot Hill’s Agile database, Dot Hill shall be deemed to have delivered Dot Hill Technology to NetApp if such Dot Hill Technology has been made available by Dot Hill to NetApp for NetApp’s download during a reasonable period of time through Dot Hill’s Agile database and either Dot Hill has notified NetApp or NetApp is aware of such availability. The Parties also acknowledge and agree that after […***…] Dot Hill shall have no obligation to provide

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access to NetApp to Dot Hill’s Agile database to permit NetApp to access Dot Hill Technology, provided that this shall not diminish Dot Hill’s responsibility to make such Dot Hill Technology available to NetApp under this License Agreement on or prior to […***…].

6.3 Acknowledgement of Receipt of Information on Components Used in […***…] Products. On or prior to the execution and delivery of this License Agreement by the Parties, Dot Hill has provided to NetApp through Dot Hill’s Agile database a list of components used in […***…] Products supplied by Dot Hill to NetApp under the Development and OEM Supply Contract, along with a list containing […***…]. This list also contained […***…]. For those components used in […***…] Products supplied by Dot Hill to NetApp under the Development and OEM Supply Contract but managed by a Dot Hill DCM, Dot Hill has also provided to NetApp prior to the execution and delivery of this License Agreement certain information that Dot Hill is aware of for such components managed by a Dot Hill DCM. The foregoing list and information was compiled based on information known to Dot Hill on the execution and delivery of this License Agreement. NetApp hereby acknowledges its receipt of such information prior to the execution and delivery of this License Agreement. Dot Hill will report to NetApp in writing any material changes (including additions or deletions) that occur with respect to such information between the time of NetApp’s receipt of such information (which occurred prior to the execution and delivery of this License Agreement) and […***…], inclusive.

6.4 Technology Used by Dot Hill for […***…] Products, but Subject to […***…]. Schedule 6.4 contains, to Dot Hill’s knowledge as of the execution and delivery of this License Agreement by the Parties, a list of […***…]. Dot Hill will report to NetApp any material changes (including additions or deletions) that occur with respect to any such information that occur during the period commencing on the execution and delivery of this License Agreement and ending on […***…], inclusive. As of the execution and delivery of this License Agreement by the Parties, there is no Technology used in […***…]. After the execution and delivery of this License

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Agreement by the Parties, if Technology is discovered that should have been listed on Schedule 6.4 or is incorrectly listed on Schedule 1.7, Dot Hill will promptly notify NetApp of such […***…]. Any such Technology that should have been listed on Schedule 6.4 shall be deemed to be Dot Hill Technology for the purposes of this License Agreement, subject to […***…]. For the avoidance of doubt, this Section 6.4 shall be operative each time Technology is discovered that should have been listed on Schedule 6.4 or is incorrectly listed on Schedule 1.7.

6.5 Technology Used by Dot Hill for […***…] Products But […***…]. Schedule 6.5 contains, to Dot Hill’s knowledge as of the execution and delivery of this License Agreement by the Parties, a list of Technology used in the design and/or manufacture by or for Dot Hill of those […***…] Products that are supplied by Dot Hill to NetApp under the Development and OEM Supply Contract for which Dot Hill […***…], but for which (i) […***…] or (ii) […***…]. Dot Hill will provide to NetApp in writing any material changes (including additions or deletions) that occur with respect to any information set forth on Schedule 6.5, during the period commencing on the date of execution and delivery of this License Agreement and ending on […***…], inclusive. After the execution and delivery of this License Agreement by the Parties, if Technology is discovered that should have been listed on Schedule 6.5 or is incorrectly listed on Schedule 1.7, Dot Hill will promptly notify NetApp of such along with a brief description of […***…]. Dot Hill will […***…] with NetApp to help enable NetApp to […***…]. For the avoidance of doubt, this Section 6.5 shall be operative each time Technology is discovered that should have been listed on Schedule 6.5 or is incorrectly listed on Schedule 1.7.

6.6 Manufacturing and Other Transition Assistance. Subject to the other terms in this Section 6.6, prior to the expiration of the Initial Purchase Period Dot Hill agrees to make available to NetApp, upon NetApp’s request and at mutually agreed times and locations, with up to […***…]

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[…***…] other assistance to help enable NetApp or NetApp DCM(s) to manufacture, effective as of […***…], […***…] Products supplied by Dot Hill to NetApp under the Development and OEM Supply Contract (such other assistance includes reasonable assistance to help enable NetApp to interact with third parties involved in the design and manufacture of such […***…] Products). Such manufacturing and other assistance is provided “AS IS” and no representations or warranties are made by Dot Hill therefor. NetApp hereby acknowledges that Dot Hill does not represent, and no assurances are given by Dot Hill, that Dot Hill’s provision of any such manufacturing and other assistance will result in the ability of NetApp or any NetApp DCM to manufacture […***…] Products. In connection with the furnishing of such services, NetApp hereby acknowledges and agrees that Dot Hill shall not have any obligation to disclose any third party confidential information if such disclosure will result in a breach of a confidentiality obligation that Dot Hill may have to any third parties. If and to the extent that a disclosure of third party confidential information is reasonably necessary for NetApp to manufacture, or for a NetApp DCM to manufacture for NetApp, after the expiration of Initial Purchase Period those […***…] Products supplied by Dot Hill under the Development and OEM Supply Contract and in accordance with the license rights granted under this License Agreement, Dot Hill shall upon written request by NetApp (including by email) seek from certain third parties their consent to permit Dot Hill to disclose such reasonably agreed third party confidential information to NetApp, and certain specifically identified NetApp DCMs if permitted by such third party, for use in the manufacture of such […***…] Products. Notwithstanding anything to the contrary herein, it is hereby expressly acknowledged, agreed and understood that, in any case where a third party refuses or chooses not to provide any such consent, Dot Hill shall not have any obligation to make any requested disclosure of any such confidential information. Dot Hill shall promptly inform NetApp of such third party’s refusal or election not to provide such consent. In consideration for Dot Hill’s provision of this assistance, NetApp shall reimburse Dot Hill for transportation, airfare, lodging and other travel costs and expenses incurred by Dot Hill within […***…] after receipt of Dot Hill’s invoice and submission of documentation supporting such costs and expenses, together with a request for reimbursement therefore; provided, however, that (i) NetApp shall have no obligation to reimburse amounts in excess of […***…] that have been incurred in the aggregate for such transportation, airfare, lodging and other travel costs and expenses in connection with Dot Hill’s provision of services pursuant to this Section 6.6, unless NetApp agrees in writing to reimburse additional transportation, airfare, lodging and other travel costs and expenses incurred by Dot Hill. Additionally, Dot Hill shall not be obligated to undertake any transportation or other travel in furnishing services described in this Section 6.6 once […***…] in the aggregate have been incurred in transportation, airfare, lodging and other travel costs and expenses therefor unless NetApp agrees to reimburse Dot Hill for such additional costs and expenses.

6.7 Non-Recurring Engineering Expenses. In addition to the services provided in Section 6.6, NetApp may request to receive from Dot Hill certain non-recurring engineering services after the expiration of the Initial Purchase Period. At any

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time or times reasonably required to enable NetApp to exercise the license rights granted to it under this License Agreement and subject to agreement by NetApp and Dot Hill, whose agreement will not be unreasonably withheld, Dot Hill will provide such non-recurring engineering services to NetApp, subject to the issuance by NetApp of a purchase order and written authorization (i.e., email) to Dot Hill for its performance of such services. With respect thereto, NetApp shall compensate Dot Hill for non-recurring engineering service work that is authorized in a purchase order issued by NetApp and which is performed by Dot Hill based on the total amount of hours spent by Dot Hill’s employees in connection with the performance of such non-recurring engineering service related matters, and reimburse Dot Hill for reasonable travel, lodging and other incidental travel expenses incurred to perform such work, provided that all such expenses have been pre-approved by NetApp in writing (including but not limited to email). NetApp shall pay Dot Hill for the performance of such authorized work at a blended rate of […***…]. Such rate shall be subject to change by Dot Hill (i) upon written financial justification and explanation by Dot Hill, and (ii) subject to NetApp approval, which approval will not be unreasonably withheld, delayed or conditioned. NetApp shall also reimburse Dot Hill for all reasonable travel, lodging and incidental expenses, pre-approved by NetApp in writing, which are incurred to perform such work. After the end of each calendar month, Dot Hill will provide to NetApp a brief description of such work performed, the names of individuals who performed such work, the amount of hours spent and a summary of incurred expenses related to such work, together with an invoice(s) therefor. NetApp will pay Dot Hill on such invoice(s) within […***…] after receipt of Dot Hill’s invoice and submission of documentation supporting such expenses, together with a request from Dot Hill for reimbursement therefor, in accordance with Section 6.10.

6.8 Sale of Certain Equipment and Tools

(a) The attached Schedule 6.8 contains lists of equipment and tools and their physical location that, to Dot Hill’s knowledge, are used as of the date of the execution and delivery by the Parties of this License Agreement to test or manufacture Products supplied by Dot Hill to NetApp under the Development and OEM Supply Contract, but which would not be used after the expiration of the Initial Purchase Period by or for Dot Hill to test or manufacture products other than those designed or developed by NetApp (collectively, the “Equipment and Tools for Sale”). Subject to the terms and conditions of this Section 6.8, Dot Hill will sell to NetApp, and NetApp will purchase from Dot Hill, the equipment and tooling identified on such lists of Equipment and Tools for Sale.

(b) On […***…], Dot Hill shall sell, assign, transfer and convey to NetApp, and NetApp shall purchase and acquire from Dot Hill, the specific units of Equipment and Tools for Sale identified on Schedule 6.8 attached hereto on an AS IS basis. NetApp shall pay to Dot Hill a total amount of […***…] (the “Equipment and Tools Purchase Price”) for such specific units of Equipment and Tools for Sale, which amount shall become due

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upon the execution and delivery of this License Agreement, but will be subject to the payment terms in Section 6.10 below. To Dot Hill’s knowledge as of the date of the execution and delivery of this License Agreement, and without a duty to perform any external searches or to make outside inquiries, such specific units of Equipment and Tools for Sale are free and clear of all third party liens, security agreements, leases, options, pledges, charges, covenants, conditions, restrictions, obligations and claims (collectively, “Encumbrance(s)”). NetApp shall also pay and remit to Dot Hill all sales or value-added taxes that are or will become due based on the sale, assignment, transfer or conveyance of the Equipment and Tools for Sale to NetApp, provided that such taxes are separately stated on Dot Hill’s invoice, or unless NetApp provides Dot Hill with a valid exemption certificate.

(c) The Parties agree that, subject to NetApp’s payment to Dot Hill of the Equipment and Tools Purchase Price: (i) on […***…], Dot Hill will transfer all title, ownership rights and interests in and to the Equipment and Tools for Sale [to NetApp, and as between Dot Hill and NetApp, NetApp shall have all title, ownership rights and interests in and to the Equipment and Tools for Sale on and after […***…]; (ii) the risk of loss or destruction or damage to any or all of the Equipment and Tools for Sales from any cause whatsoever at all times on and prior to […***…] shall be borne by Dot Hill; subsequent to […***…], the risk of loss or destruction of or damage to any or all the Equipment and Tools for Sale from any cause whatsoever shall be borne by NetApp; (iii) immediately before […***…], that Dot Hill shall promptly notify all applicable Dot Hill DCMs and third party suppliers of the Equipment and Tools for Sale, in writing and in a form that is reasonably acceptable to the Parties, of the fact that Dot Hill has transferred the Equipment and Tools for Sale to NetApp effective as of […***…]; and (iv) Section 5.3 of Exhibit H, Rev. 1 of the Development and OEM Supply Contract shall be of no force or effect as of […***…]; and (v) effective as of […***…], Dot Hill shall assign to NetApp any and all valid warranties to the Equipment and Tools for Sale that Dot Hill has, to its knowledge, the right to assign to NetApp and provide a copy of such warranty terms to NetApp. In addition, prior to […***…], Dot Hill shall not move any of the Equipment and Tools for Sale from their current locations without first providing reasonable advance notice of their planned move to NetApp.

(d) Notwithstanding anything to the contrary in this License Agreement: (i) if it is discovered or determined that any Encumbrance(s) exists on any specific units of the Equipment and Tools for Sale, then such specific units will be deemed retroactively to not be part of the Equipment and Tools for Sale described in this Section 6.8, but instead will be deemed at such time to be a part of the Common Equipment and Tools described in Section 6.9 below; and (ii) any sale, assignment or other transfer of any Equipment and Tools for Sale to NetApp shall be made by Dot Hill without providing any representations, warranties or indemnities. Dot Hill hereby expressly disclaims all representations, warranties or indemnities, whether express, implied, statutory or otherwise, with respect to the Equipment and Tools for Sale. […***…]

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[…***…] that are to be sold, assigned or otherwise transferred hereunder.

6.9 Services for Common Equipment and Tools

(a) The attached Schedule 6.9(a) contains a list of equipment and tools that, to Dot Hill’s knowledge, are used as of the date of the execution and delivery by the Parties of this License Agreement by Dot Hill or a Dot Hill DCM to manufacture or test both (i) Products supplied under the Development and OEM Supply Contract by Dot Hill to NetApp and (ii) products manufactured by or for Dot Hill for intended supply by Dot Hill to other parties (collectively, the “Common Equipment and Tools”). At any time or times after the execution and delivery by the Parties of this License Agreement, either party discovers any equipment or tool that should have been listed on Schedule 6.9, such equipment or tools shall be deemed Common Equipment and Tools under this License Agreement as of the date of the execution and delivery by the parties of this License Agreement with no additional payment by NetApp to Dot Hill. As between NetApp and Dot Hill, Dot Hill shall retain at all times title and all ownership rights and interests in and to all such Common Equipment and Tools, and nothing in this License Agreement shall constitute, or be deemed to constitute, any sale, transfer or assignment by Dot Hill of title or any ownership rights or interests which Dot Hill possesses in or to any such Common Equipment and Tools.

(b) Subject to the terms, conditions, limitations and other provisions set forth in this License Agreement, Dot Hill hereby agrees to provide to NetApp, and NetApp hereby agrees to receive from Dot Hill, during […***…] (the “Initial Common Equipment and Tools Term”) the common equipment and tool services described in Schedule 6.9(a) (collectively, the “Common Equipment and Tool Services”). Subject to Section 6.9(e) below, the Initial Common Equipment and Tools Term may be extended by NetApp for […***…] with Dot Hill’s consent, which will not be unreasonably withheld. Notwithstanding the foregoing, Dot Hill will not have any obligation to furnish or otherwise provide to NetApp any Common Equipment and Tool Services after the earliest to occur of the following events with respect to each applicable Common Equipment and Tools: (i) the date on which such Common Equipment and Tools wears out or can no longer be used on a productive basis to test or produce products for which each such Common Equipment and Tools were intended; and/or (ii) the date on which such Common Equipment and Tools malfunction and can not be repaired easily with only minor time or cost expended. Upon the occurrence of any of the foregoing events, Dot Hill shall not have any further obligation to deliver or otherwise provide any Common Equipment and Tool Services under this License Agreement for such applicable Common Equipment and Tools which are affected by any such event. Dot Hill shall provide reasonable notice (not less than […***…]) to NetApp of each time there is a requirement to refresh, refurbish or replace any of the Common Equipment and Tools.

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(c) If a Party becomes aware of a service constraint that arises in the contemplated delivery by Dot Hill of Common Equipment and Tool Services to NetApp under this License Agreement based on the fact that the cumulative demand for all products to be tested or manufactured using Common Equipment and Tools will exceed the anticipated capacity of all products to be tested or manufactured using the Common Equipment and Tools, that Party will inform the other Party of such service constraint in writing within […***…] after becoming aware of such a constraint. The Parties will work together using (among other tools if and to the extent reasonably available) data that identifies the NetApp and Dot Hill demand and the Common Equipment and Tool capacity, output and any limitations, in order to attempt in good faith to resolve such service constraint. If the Parties are unable to reach an agreement within […***…] of being informed by the other Party of such constraint and Dot Hill still cannot meet NetApp’s output requirements for Common Equipment and Tool Services due to such service constraint, then during the period of such service constraint Dot Hill will provide such Common Equipment and Tool Services […***…]. During the period of a “service constraint,” Dot Hill will provide or cause to be provided to NetApp each calendar week a report identifying the output of each of the Common Equipment and Tools that is the subject of the service constraint during the previous calendar week confirming the share of output (e.g., strikes, molds, sheet metal output, etc.) for Dot Hill and NetApp products, respectively.

(d) The Parties contemplate that Dot Hill may at any time need to make or have made certain changes or other modifications to Common Equipment and Tools. Dot Hill will advise NetApp promptly in writing after any such contemplation occurs in order to assist NetApp in building up, at NetApp’s sole cost and expense, any work-in-progress or inventory buffer to be used while any Common Equipment and Tools change is being made. During the period that Dot Hill is obligated to provide Common Equipment and Tool Services to NetApp under this License Agreement, Dot Hill will notify NetApp within the following periods of the planned introduction of any changes or modifications to Common Equipment and Tools used to provide such Common Equipment and Tool Services: (i) within […***…] prior to the introduction of those changes or modifications that would, in Dot Hill’s reasonable judgment, detrimentally affect or otherwise impact the quality or reliability of NetApp products that are to be tested or manufactured using the Common Equipment and Tools, and (ii) within […***…] prior to the introduction of those changes or modifications that would, in Dot Hill’s reasonable judgment, affect the form, fit or function of NetApp products that are to be tested or manufactured using the Common Equipment and Tools. Dot Hill will not proceed with any of such changes or modifications to Common Equipment and Tools used to provide such Common Equipment and Tool Services to

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NetApp under this License Agreement without first obtaining the approval or consent from NetApp to do so, unless the change or modification is necessary to eliminate promptly an alleged or actual infringement caused with respect to a third party’s intellectual property rights, to cure a nonconformity with respect to a specification used to test or manufacture NetApp products, to implement an agreed cure to an issue or problem with respect to NetApp products or to meet any other obligations imposed on Dot Hill in the Development and OEM Supply Contract or this License Agreement, which in such case such approval or consent shall be deemed to have been given by NetApp. Also, NetApp shall not unreasonably withhold, delay or condition its approval or consent to any change or modification that Dot Hill requests for NetApp to provide in connection with the Common Equipment and Tools. Dot Hill acknowledges that NetApp’s rights to a continuous supply of components needed to supply products to its customers and NetApp’s obligations to ensure continuous customer support to its customers will be reflected in NetApp’s ability to agree to any such change or modification. Joint planning around needed materials stocking/buffers will be a possible requirement. NetApp may also propose changes or modifications to Common Equipment and Tools used to provide Common Equipment and Tool Services under this License Agreement. If Dot Hill receives in writing from NetApp any such requested changes or modifications to such Common Equipment and Tools, Dot Hill will evaluate and advise NetApp of the cost or impact of such changes or modifications. If Dot Hill is willing to implement such changes or modifications to such Common Equipment and Tools, but such changes or modifications are expected to cause an increase in the anticipated cost incurred or time to be expended for the performance of the Common Equipment and Tool Services, Dot Hill may, as a condition to the making of such changes or modifications, require NetApp to pay under this License Agreement certain additional reasonably determined amounts to implement such changes or modifications. Unless and until NetApp agrees to pay to Dot Hill such amounts for such changes or modifications, Dot Hill will not be obligated to implement such changes or modifications.

(e) NetApp shall issue to Dot Hill on […***…] purchase order in the amount of […***…] for Common Equipment and Tool Services that are to be provided to NetApp under this License Agreement during […***…] (the “Common Equipment and Tool Price”). NetApp shall pay to Dot Hill an amount equal to […***…] of the Common Equipment and Tool Price on […***…], and the remaining […***…] of the Common Equipment and Tool Price on […***…]. If NetApp elects with Dot Hill’s consent to extend the Initial Common Equipment and Tools Term for any annual period thereafter, the payment for each the annual period shall be calculated using the same formulation as set forth in the spreadsheet attached as Schedule 6.9(e). In no event shall any […***…]. Also, in no event shall NetApp owe Dot

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Hill any per unit usage charge for a specific unit of Common Equipment and Tools listed on Schedule 6.9(e) during any annual extension period until the initial forecasted usage for such unit of such Common Equipment and Tools in the column labeled “[…***…]” on Schedule 6.9(e) attached hereto has been met with respect to such unit of Common Equipment and Tools. NetApp shall also pay and remit to Dot Hill all sales, use or value-added taxes that are or will become due based upon the amounts required to be paid by NetApp for the Common Equipment and Tool Services under this License Agreement, provided that such taxes are separately stated on Dot Hill’s invoice.

(f) At any time during the Initial Common Equipment and Tools Term or extension thereof, Dot Hill will promptly notify NetApp of any Common Equipment and Tools that Dot Hill determines it will retire, and NetApp shall have the option to assume ownership of such Common Equipment and Tools from Dot Hill that Dot Hill retires, at no cost to NetApp. After receipt of notice from Dot Hill, NetApp will promptly inform Dot Hill in writing if NetApp elects to assume such ownership and the Parties will arrange for the delivery of such retired Common Equipment and Tools to NetApp at such location designated by NetApp, which delivery will be at NetApp’s expense. If NetApp informs Dot Hill in writing that NetApp elects not to assume such ownership, then Dot Hill will have the right to dispose of or take any other action with respect to such retired Common Equipment and Tools.

(g) Notwithstanding anything to the contrary in this License Agreement, all Common Equipment and Tool Services are and shall be provided by Dot Hill […***…]. Dot Hill […***…]. All Common Equipment and Tool Services are […***…]. Dot Hill […***…].

6.10 Payment Terms. All payments due from NetApp under this License Agreement are subject to this Section 6.10. NetApp’s payment will be […***…] from receipt of a valid Dot Hill invoice by NetApp’s Accounts Payable Department. All invoices must include Dot Hill’s name, remit to address, purchase order number issued by NetApp that references this License Agreement. NetApp payments may be made by electronic funds transfer, check, or other payment means reasonably selected by NetApp. Upon discovering any discrepancy in an invoice or payment, the discovering Party will promptly notify the other Party so that the Parties may undertake promptly to attempt to resolve the discrepancy. No invoice will be deemed overdue or late during the time the Parties are using reasonable efforts to resolve an invoice dispute.

7. Confidentiality

7.1 General Obligations. In connection with a Party’s activities under this License Agreement, each Party may be supplying or disclosing to the other Party, in

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confidence, certain Confidential Information. All Confidential Information which is owned by a disclosing Party shall be and remain the sole and exclusive property of the disclosing Party. Each Party agrees to (i) maintain all of the Confidential Information of the disclosing Party in the strictest of confidence and (ii) except as expressly permitted in Section 7.2 of this License Agreement, not disclose or permit or aid in the disclosure of any portion of the disclosing Party’s Confidential Information. Each Party shall not, except to perform its obligations or exercise its rights in a manner permitted under this License Agreement, use the Confidential Information for any purpose whatsoever.

7.2 Disclosure of Dot Hill Technology

(i) Written Confidentiality Agreements. Prior to NetApp’s provision of any Dot Hill Technology to any NetApp DCM or other third party, NetApp shall enter into a written confidentiality agreement that requires such NetApp DCM or other third party to treat such Dot Hill Technology as Confidential Information of Dot Hill and in a manner consistent with the sublicense rights granted in Section 3(d) (and within the proper scope of the permitted rights described in Section 3(b)), the confidentiality obligations of NetApp is Section 7.1 above.

(ii) Limited Scope of Disclosure. NetApp shall not disclose any Dot Hill Technology to any third party without obtaining the prior written approval of an authorized representative of Dot Hill, unless: (i) such disclosure is made for the purpose of: (a) enabling a third party to work with a NetApp DCM to have such NetApp DCM make Products for sale to NetApp, or (b) permitting a third party to develop for NetApp enhancements to or derivative Products; and (ii) such third party has a strict need to know such Dot Hill Technology in order to perform its obligations associated with or related to such purpose. This obligation shall not prevent or restrict NetApp’s right to use or disclose the Dot Hill Technology in a manner that is consistent with the (1) license rights granted by Dot Hill and related license restrictions in Section 3 of this License Agreement and (2) confidentiality and other obligations in Section 7 of this License Agreement. Notwithstanding anything to the contrary, NetApp shall have no right to provide, distribute or disclose during the Initial Purchase Period any Dot Hill Technology to any Dot Hill Competitor for the purpose of producing […***…], without first obtaining a separate written approval from an authorized representative of Dot Hill to do so, and no approval or permission shall be deemed to have been given by Dot Hill under or by virtue of this Section 7.2(ii) to permit NetApp to do so.

(iii) Communication of Information. Upon request by Dot Hill, NetApp will: (i) provide Dot Hill with redacted copies of all existing confidentiality agreements then in effect with all such third parties that cover the use of such Confidential Information, including any redacted confidentiality agreements with any NetApp DCMs; and (ii) reasonably cooperate with Dot Hill in actions undertaken by Dot Hill to enforce the provisions of any existing confidentiality agreements which cover Confidential Information of Dot Hill. NetApp may redact any confidentiality agreement to be provided to Dot Hill under this Section 7.2(iii) for the purpose of protecting the confidential

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information of third-party suppliers, current and future unannounced NetApp products, confidential NetApp product roadmaps, and confidential supply chain information. For the avoidance of doubt, this ability of NetApp to redact information shall not provide to NetApp any right to redact information which details the specific Confidential Information of Dot Hill disclosed to such recipients.

Also, after the Effective Date NetApp will notify Dot Hill immediately in writing of: (1) any suspected or known misuse of any Confidential Information of Dot Hill by NetApp or any third parties and/or (2) any breach or violation by NetApp or any of its Affiliates of Section 7 of this License Agreement. Such notice will occur immediately after any information of such suspected or known misuse is brought to NetApp’s attention and will include all known details thereof.

7.3 Exceptions to Confidentiality Obligations. The confidentiality obligations in Sections 7.1 and 7.2 shall not apply in respect of any information to the extent to which it:

(i) is in the public domain at the time of the disclosing Party’s communication to the receiving Party;

(ii) enters the public domain through no fault of the receiving Party after the time of the disclosing Party’s communication thereof to the receiving Party;

(iii) was rightfully communicated by a third party to the receiving Party free of any obligation of confidence;

(iv) is independently developed by a Party without access to and use of the other Party’s Confidential Information;

(v) is required to be disclosed by law, regulation, governmental authority, national stock exchange or national listing system rule or regulation;

(vi) is required to be disclosed by a court order provided, however, that if the receiving Party seeks disclosure of such information, it shall provide the disclosing Party with written notice thereof and the opportunity to seek a protective order or seek confidential treatment of any such information be to disclosed, if applicable, and, provided further, that such Party only discloses what is required to be disclosed;

(vii) pertains to the terms and provisions of this License Agreement and is disclosed in confidence to a Party’s accountants, bankers, and financial and/or legal advisors who are under a duty to maintain such information in confidence; and/or

(viii) is necessary to enforce the terms of this License Agreement.

In connection with any proposed filing of this License Agreement with the Securities and Exchange Commission or other regulatory body, the Parties will work in good faith to

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request promptly, and in a manner consistent with a Party’s then-existing filing obligations therewith, confidential treatment for sections of this License Agreement that qualify for such confidential treatment.

8. No Assignment. Neither Party shall assign any of its rights nor delegate any of its obligations under this License Agreement to any other party, whether by operation of law or otherwise, without first obtaining the prior written consent of the other Party. Notwithstanding the foregoing, a Party hereto may assign this License Agreement, upon written notice to the other party, to a successor-in-interest to all or a majority of its outstanding voting securities or to a purchaser of all or substantially all of its assets provided, however, that: (1) any such assignment of this License Agreement to such successor-in-interest or purchaser, as the case may be, is made on a simultaneous basis with an assignment to such same successor-in-interest or purchaser, as the case may be, of the Development and OEM Supply Contract, (2) such successor-in-interest or purchaser, as the case may be, agrees in writing to abide in all respects with the assigning Party’s existing and future duties and obligations under both this License Agreement and the Development and OEM Supply Contract, and (3) in the case of a situation involving a potential or actual successor-in-interest to all or a majority of its outstanding voting securities of NetApp or a potential or actual purchaser of all or substantially all of its assets of NetApp, any such successor-in-interest or purchaser, as the case may be, is not a Dot Hill Competitor. Any attempted assignment or delegation in violation of the foregoing shall be null, void and ineffective from inception. The rights and obligations of this License Agreement shall inure to and be binding upon each Party’s respective permitted successors-in-interest and assigns.

9. Termination Rights. A Party will have the right to terminate this License Agreement in the event the other Party materially breaches any material provision of this License Agreement or the Development and OEM Supply Contract, and fails to correct such breach within […***…] after receiving written notice thereof. Any such notice shall specify with particularity such breach and the fact that the License Agreement may be terminated if such breach remains uncured. If this notice has been sent and the breach in such written notice remains uncured, then this License Agreement can be terminated by the Party that provided such written notice through its submission of a separate written letter of termination to the other Party, which termination will become effective on the date specified in such separate written letter of termination. Upon termination of this License Agreement by Dot Hill due to an uncured material breach by NetApp in accordance with and subject to the provisions of this Section 9, all of the rights and licenses granted by Dot Hill in this License Agreement shall immediately terminate. Notwithstanding the immediately preceding sentence and provided that this License Agreement has not been terminated by Dot Hill within […***…] due to an uncured material breach by NetApp, […***…] Dot Hill will not have the right to terminate NetApp’s rights and licenses to the Dot Hill IP and tooling which have been granted by Dot Hill to NetApp under this License Agreement due to NetApp’s alleged breach of this License Agreement or the Development and OEM Supply Contract; in such case Dot Hill’s sole remedy at that

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time will be to […***…]. Termination of this License Agreement for any reason shall not affect the rights and obligations of the Parties accrued through, up to and/or prior to the effective date of such termination. The provisions of this section take precedence and prevail over any conflicting provisions contained in Section 12 (i.e., “Survival”) of the Development and OEM Supply Contract.

10. Governing Laws; Escalation; Arbitration

10.1 Governing Laws. This License Agreement shall be governed by the laws of the State of California, determined without regard to any conflict of laws provisions that would result in the application of the laws of a different state.

10.2 Escalation. The Parties agree that any material dispute between the Parties relating to this License Agreement will be escalated to a panel of two (2) senior executives, one each from Dot Hill and NetApp. Either Party may initiate this proceeding by notifying the other Party pursuant to the notice provisions of this License Agreement. Within […***…] from the date of receipt of the notice, the Parties’ executives shall confer (via telephone or in person) in an effort to resolve such dispute. In the event the executives are unable to resolve such dispute within […***…] after the submission to them, then, upon the written request of a Party, such dispute may be settled by means of arbitration as provided below. Each Party’s executives shall be identified by written notice to the other Party, and may be changed at any time by written notice pursuant to the notice provisions of this License Agreement.

10.3 Arbitration. Any dispute between the Parties named in this License Agreement that is not resolved by escalation shall be settled by arbitration under the then-current rules of the Judicial Arbitration and Mediation Services (“JAMS”), including the right of either Party to conduct discovery in accordance with the laws of the State of California. The site for any arbitration proceeding shall be Santa Clara County, California. The Parties shall agree and select a single arbitrator. The arbitrator so chosen shall be knowledgeable in the field of computer hardware and software, and in the field of commercial law. The decisions of the arbitrator shall be deemed final, without appeal provided, however, that each Party may seek judicial resolution of any issue involving such Party’s Intellectual Property Rights or Technology and such judicial resolution shall take precedence over any decision of the arbitrators. All questions of law shall be decided in accordance with the laws of the State of California. In the event that one Party breaches any of its obligations under this License Agreement, in addition to all other remedies provided in this License Agreement, the prevailing Party shall be entitled to all costs and expenses of enforcement reasonably incurred as a result of said breach, including arbitration costs, court costs and reasonable attorney’s fees.

11. Intellectual Property Indemnification

11.1 Indemnification Obligations. Subject to the terms, conditions and limitations set forth in this License Agreement, Dot Hill shall indemnify, defend (or at its option settle) and hold harmless NetApp and NetApp DCMs (each a “NetApp

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Indemnified Party”) from and against any third party claim, suit or proceeding brought against a NetApp Indemnified Party to the extent such claim, suit or proceeding is based upon an allegation of misappropriation of any trade secret, or infringement of any patent or copyright, with respect to the permitted use of Dot Hill Technology in accordance with the license rights granted in this License Agreement, by such NetApp Indemnified Party.

11.2 Conditions to Indemnification Obligations. Dot Hill’s indemnification obligations in Section 11.1 are conditioned upon all of the following: (i) immediately after its receipt thereof, the NetApp Indemnified Party shall inform Dot Hill in writing of any claim, suit or proceeding that is covered by Dot Hill’s indemnification obligations in Section 11.1 above; (ii) each NetApp Indemnified Party must give Dot Hill sole and complete authority to defend and/or settle each such claim, suit or proceeding; and (iii) each NetApp Indemnified Party shall give Dot Hill full and proper information and assistance, at Dot Hill’s expense, to permit Dot Hill to evaluate, defend and/or settle each such claim, suit or proceeding. Dot Hill shall not be liable for any costs or expenses which are incurred without its written authorization. Each NetApp Indemnified Party shall not enter into any settlement of any claim, suit or proceeding covered by Dot Hill’s indemnification obligations in Section 11.1 above and which entails any obligation on the part of Dot Hill, without obtaining the prior written consent of Dot Hill.

11.3 Certain Remedies. Following notice of any actual or threatened claim, suit or proceeding that is covered by Dot Hill’s indemnification obligations in Section 11.1 above, Dot Hill may, at its sole option and discretion: (i) procure for any NetApp Indemnified Party the right to continue to use Dot Hill Technology in accordance with the license rights that are granted in this License Agreement, or (ii) provide a workaround to a NetApp Indemnified Party that will resolve such claim, suit or proceeding provided that such workaround does not adversely affect the form, fit, function, operation or reliability of the Product that is made with the use of such Dot Hill Technology.

11.4 Limitation of Liability. Notwithstanding the foregoing, Dot Hill shall not assume any liabilities or obligations for any claim(s) of misappropriation or infringement covering: (i) any items of technology not delivered by Dot Hill; (ii) any items of technology not developed by Dot Hill or Dot Hill’s licensors; (iii) any combination of Dot Hill Technology with any technology, hardware, software and/or firmware not supplied by Dot Hill, provided that the combination is the object of such claim; (iv) any features or functions in Dot Hill Technology developed at the direction of NetApp based on specific written input that is given by NetApp through a formal change control process or through a written approved change to the specifications for Products; and/or (v) any modifications made to Dot Hill Technology after its delivery by Dot Hill, provided that such claim extends only to such modifications, as opposed to any underlying unmodified Dot Hill Technology that has been provided by Dot Hill. The limitation in Subsection 11.4(iii) above shall, however, not apply to that portion of the combination that contains Dot Hill Technology.

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11.5 Exclusive Remedy. THE FOREGOING IS THE ENTIRE EXCLUSIVE OBLIGATION OF DOT HILL, AND THE SOLE AND EXCLUSIVE REMEDY OF EACH INDEMNIFIED PARTY, FOR ANY ACTUAL OR THREATENED MISAPPROPRIATION OR INFRINGEMENT CLAIMS, SUITS AND/OR PROCEEDINGS MADE AGAINST A NETAPP INDEMNIFIED PARTY WITH RESPECT TO DOT HILL TECHNOLOGY.

12. Limited Liability. EXCEPT FOR ANY BREACHES OR VIOLATIONS OF THE LICENSE RIGHTS OR RESTRICTIONS IN THIS LICENSE AGREEMENT OR ANY FAILURE TO COMPLY WITH THE CONFIDENTIALITY PROVISIONS IN THIS LICENSE AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR INCIDENTAL DAMAGES HOWEVER CAUSED, AND WHETHER FOR BREACH OF WARRANTY, BREACH OF CONTRACT, REPUDIATION OF CONTRACT, TERMINATION, NEGLIGENCE OR OTHERWISE, EVEN IF A PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE AMOUNTS PAYABLE UNDER THIS LICENSE AGREEMENT HAVE BEEN ESTABLISHED BASED UPON THESE LIABILITY LIMITATIONS, AND AGREE THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NEITHER PARTY’S MAXIMUM LIABILITY UNDER THIS LICENSE AGREEMENT, HOWEVER ARISING, SHALL IN NO EVENT EXCEED (A) FOR DOT HILL, […***…] AND (B) FOR NETAPP, […***…]. IN NO EVENT SHALL THIS LICENSE AGREEMENT BE CONSTRUED SO AS TO REDUCE ANY OF THE PROPRIETARY RIGHTS OF DOT HILL.

13. […***…]. DOT HILL […***…]. DOT HILL ALSO […***…] PROVIDED UNDER THIS LICENSE AGREEMENT.

14. Severability and Waiver

14.1 Severability. If any provision of this License Agreement shall be found to be invalid, illegal or unenforceable, then, the Parties will negotiate a replacement for such provision which will be consistent with the original intent of the Parties, but will be valid, legal and enforceable in all respects. If this is not possible, then notwithstanding the same, this License Agreement shall remain in full force and effect, and such provision shall be deemed stricken to the extent if the provisions of this License

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Agreement can be maintained in a manner consistent with the Parties’ original intent and purpose of this License Agreement.

14.2 Waiver. Any and all waivers of any of the provisions contained within this License Agreement must be in writing and signed by an authorized representative of the Party to whom such waiver is sought. The failure of either Party to enforce, at any time or for any period, any provision of this License Agreement shall not be deemed or construed to be a waiver of the provision or of the right to require subsequent enforcement of that or any other provision.

15. Compliance with Laws and Regulations

15.1 Export Controls. Export of technical data, Confidential Information, software and products is subject to compliance with the United States Export Administration Act of 1979 and the Export Administration Amendment Act of 1985, and the Export Administration Regulations adopted and administered by the United States Department of Commerce (collectively, the “Export Controls”). To the extent required under such Export Controls, NetApp agrees to obtain and to inform third parties of the obligation to obtain a validated or general license, as the case may be prior to any such export and to identify to Dot Hill, as appropriate, their names and locations.

15.1.1 NetApp understands its obligations to report all matters relating to any potential violation of the United States Foreign Corrupt Practices Act encountered in any performance under this License Agreement to the other, according to the notice provisions of this License Agreement.

15.1.2 NetApp understands that deliveries of technical data, Confidential Information, software and products to Sudan, Syria, Cuba, Iran and North Korea may be prohibited or substantially restricted and that this prohibition or restriction may change from time to time, as reflected at http://www.ustreas.gov/ofac.

15.1.3 NetApp understands that deliveries of technical data, Confidential Information, software and products to certain organizations may be prohibited or substantially restricted and that this prohibition or restriction may change from time to time, as reflected at http://www.gpo.gov/bxa (See part 744).

15.1.4 NetApp understands that deliveries of technical data, Confidential Information, software and products to certain organizations or individuals listed in the Table of Denial Orders (“TDO”) may be prohibited or substantially restricted and that this prohibition or restriction may change from time to time, as reflected at http://www.bxa.doc.gov/DPL/2_denial.htm).

15.1.5 NetApp understands that deliveries of technical data, Confidential Information, software and products may be subject to certain required record keeping requirements, including those recordkeeping requirements outlined at http://www.bxa.doc.gov/PDF/Admin3.pdf.

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15.1.6 NetApp understands its obligations to report all matters relating to any potential violation of the United States Anti-Boycott Law encountered in any performance under this License Agreement to the other, according to the notice provisions of this License Agreement.

15.2 Foreign Corrupt Practices Act. The Parties are subject to the laws and regulations of the United States relating to the Foreign Corrupt Practices Act (“FCPA”). Neither Party shall pay any money, gift or any other thing of value to any person for the purpose of influencing any official governmental action or decision affecting this License Agreement or with the intention of obtaining or maintaining any business related to this License Agreement, while knowing or having reason to know that any portion of such money, gift or thing will, directly or indirectly, be given, offered therefore to: (i) an employee, officer or other person acting in an official capacity for any government or its instrumentalities to influence any such official governmental action or decision; or (ii) any political party, party official or candidate for political office to influence any such official governmental action or decision. Each Party shall maintain books, records, and systems of accounting and control adequate to insure that assets and operations are accounted for and that the business of each Party under this License Agreement is carried out according to the directions of their respective executive officers.

15.3 Assurances and Compliance. Each Party shall provide the other with the assurances and official documents that may be requested to verify, where applicable, its compliance with the Export Controls, FCPA, etc. To the extent applicable to the activities to be conducted by a Party under this License Agreement, actions by a Party which violate the Export Controls, FCPA, etc. shall be deemed to be material breaches of this License Agreement and may result in civil or criminal penalties.

15.4 Export Control Classification. If Dot Hill Technology is required to be classified for export control classification purposes, then Dot Hill will work with NetApp to establish an accurate export control classification number for the Dot Hill Technology that is provided by Dot Hill to NetApp under this License Agreement.

16. Notices. Any notice given under this License Agreement by NetApp or Dot Hill shall be in writing and sent by registered or certified, return receipt requested, mail to the business address for Dot Hill or NetApp, respectively, that is set forth in the introductory paragraph to this License Agreement or such other business address as Dot Hill or NetApp may later designate for itself by written notice in accordance with the provisions of this Section 16. For NetApp, any such notice shall be directed to the Vice President of Supply Chain Management and the General Counsel of NetApp. For Dot Hill, any such notice shall be directed to the President & CEO, and the Chief Financial Officer, of Dot Hill. Notice shall be deemed given three (3) business days after being sent as prescribed above.

17. Effect of License Agreement on Development and OEM Supply Contract. The terms and conditions in this License Agreement shall supersede and replace in their entirety the provisions of Sections 11.1 (“NetApp License Rights and

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Restrictions”), 11.3 (“No Other Rights Granted”), 11.4 (“Future Desired License Rights”), 11.6 (“Use of Manufacturing Lines”), 11.7 (“License for Power Supplies”) and 13 (“Escrow”) of the Development and OEM Supply Contract. If there is a conflict or inconsistency between the provisions of this License Agreement and those of the Development and OEM Supply Contract, such conflicting or inconsistent provisions contained in this License Agreement shall take precedence and prevail over such conflicting or inconsistent provisions contained in the Development and OEM Supply Contract.

18. Remedies. No right or remedy conferred upon either Party under this License Agreement shall be exclusive of any other right or remedy that such Party may have at law, equity or otherwise and any such right or remedy shall, to the extent permitted by law, be in addition to any other right or remedy which a Party may have.

19. Survival. The provisions contained in Sections 1 (“Definitions”), 4 (“Ownership Rights”), 7 (“Confidentiality”), 8 (“No Assignment”), 10 (“Governing Laws; Escalation; Arbitration”), 11 (“Intellectual Property Indemnification”), 12 (“Limited Liability”), 13 (“[…***…]”), 14 (“Severability and Waiver”), 15 (“Compliance with Laws and Regulations”), 16 (“Notices”), 17 (“Effect of License Agreement on Development and OEM Supply Contract”), 18 (“Remedies”), 19 (“Survival”), 20 (“Headings and Subheadings”), 21 (“Advice of Legal Counsel; Construction”), 22 (“Counterparts; Facsimile Transmissions”) and 23 (“Entire Agreement”) of this License Agreement shall survive its expiration or earlier termination. In addition, Section 3 (“License Rights and Restrictions”) of the License Agreement shall survive its expiration or earlier termination, unless Dot Hill terminates this License Agreement in accordance with Section 9 (“Termination”) in which case only Subsections 3(e) (“License Restrictions”) and 3(f) (“No Other Rights Granted”) of Section 3 (“License Rights and Restrictions”) shall survive. Any rights and licenses that have been granted in Section 3 (“License Rights and Restrictions”) which will survive based on the immediately preceding sentence shall continue to be subject to revocation by Dot Hill under and pursuant to Section 3(c) (“Certain Rights of Revocation”).

20. Headings and Subheadings. Each Party acknowledges and agrees that heading and subheadings used in this License Agreement have been inserted for the purpose of convenience in referring to its provisions and, therefore, they shall not be used to interpret or construe any of the provisions of this License Agreement.

21. Advice of Legal Counsel; Construction. Each Party acknowledges and represents that, in preparing and negotiating this License Agreement, it has had the opportunity to seek advice with respect to its rights and obligations under this License Agreement from legal counsel and that the provisions of this License Agreement shall not be construed against either Party by virtue of its drafting or preparation. As used herein, the word “including” shall not be deemed to be a word of limitation, but instead shall be deemed to be followed by the words “without limitation.”

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22. Counterparts; Facsimile Transmissions. This License Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument. Each Party acknowledges and agrees that such executed counterparts may be delivered by a Party to the other Party through the use of facsimile transmission or electronically through the submission of pdf files.

23. Entire Agreement. This License Agreement constitutes the entire agreement between the Parties as to its subject matter and supersedes and replaces all prior agreements, letters of intent and/or other communications, whether in written or verbal form, between the Parties as to its subject matter, including but not limited to the Prior TLA. This License Agreement may be changed only in a writing that is signed by authorized representatives of both Parties.

IN WITNESS WHEREOF, the Parties through their duly authorized representatives have executed this License Agreement to become effective as of the Effective Date, provided, however, that this License Agreement will not take effect unless a Fourth Amendment to the Development and OEM Supply Contract, which contains an updated and agreed Exhibit J, Rev. 2, has also been executed by the authorized representatives of the Parties.

DOT HILL SYSTEMS CORP. By: /s/ Dana W. Kammersgard Name: Dana W. Kammersgard Title: President and CEO Date: 10/29/10
NETAPP HOLDING AND MANUFACTURING, B.V. By: /s/ Volker Weisshaar Name: Volker Weisshaar Title: Director Date: August 12, 2010	NETAPP, INC. By: /s/ Michael W. Wais Name: Michael W. Wais Title: Vice President, Supply Chain Management Date: August 10, 2010

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Schedule 1.7

Dot Hill Technology

[…***…]

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Schedule 6.1A

Dot Hill Authorization re: Components

[…***…]

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Schedule 6.1B

List of Entities

[…***…]

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Schedule 6.1C

Dot Hill Authorization re: Tooling and Fixtures

[…***…]

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Schedule 6.1D

List of Entities

[…***…]

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Schedule 6.1E

Dot Hill Authorization re: Materials Used in Service of Products

[…***…]

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Schedule 6.1F

List of Entities

[…***…]

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Schedule 6.4

Technology Used by Dot Hill for […***…] Products,

but Subject to […***…]

As of the date of the execution and delivery by the Parties of this License Agreement, to Dot Hill’s knowledge […***…].

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Schedule 6.5

Technology Used by Dot Hill for […***…] Products,

But […***…]

As of the date of the execution and delivery by the Parties of this License Agreement, to Dot Hill’s knowledge the following items of Technology are used in the design and/or manufacture by or for Dot Hill of those […***…] Products supplied by Dot Hill to NetApp under the Development and OEM Supply Contract, but for which (i) […***…] or (ii) […***…]:

[…***…]

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Attachment 1

to Schedule 6.5

[…***…]

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Attachment 2

to Schedule 6.5

[…***…]

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Schedule 6.8

Equipment and Tools for Sale

[…***…]

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Schedule 6.9(a)

Common Equipment and Tools

[…***…]

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Schedule 6.9(e)

Usage Charges for Common Equipment and Tools

[…***…]

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